The American Funds Income Series
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$32,925
Class B	$2,867
Class C	$1,738
Class F	$1,078
Total	$38,608
Class 529-A	$709
Class 529-B	$197
Class 529-C	$333
Class 529-E	$53
Class 529-F	$35
Class R-1	$50
Class R-2	$1,304
Class R-3	$1,612
Class R-4	$269
Class R-5	$180
Total	$4742

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2531
Class B	$0.2051
Class C	$0.2016
Class F	$0.2567
Class 529-A	$0.2505
Class 529-B	$0.1962
Class 529-C	$0.1971
Class 529-E	$0.2326
Class 529-F	$0.2638
Class R-1	$0.2033
Class R-2	$0.2048
Class R-3	$0.2298
Class R-4	$0.2539
Class R-5	$0.2739

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	129,220
Class B	13,517
Class C	8,474
Class F	4,436
Total	155,647
Class 529-A	2,874
Class 529-B	1,012
Class 529-C	1,713
Class 529-E	242
Class 529-F	146
Class R-1	268
Class R-2	6,561
Class R-3	7,514
Class R-4	1,135
Class R-5	704
Total	22,169

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.42
Class B	$13.42
Class C	$13.42
Class F	$13.42
Class 529-A	$13.42
Class 529-B	$13.42
Class 529-C	$13.42
Class 529-E	$13.42
Class 529-F	$13.42
Class R-1	$13.42
Class R-2	$13.42
Class R-3	$13.42
Class R-4	$13.42
Class R-5	$13.42